                                                                    EXHIBIT 12.3

                             DIAMOND SHAMROCK, INC.

  STATEMENT RE: COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                          (IN MILLION, EXCEPT RATIOS)

                                                          SIX MONTHS ENDED
                                                              JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                        --------------------  -----------------------------------------------------
                                                          1996       1995       1995       1994       1993       1992       1991
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings:
  Income before taxes.................................       44.3       53.3       73.7      125.8       57.5       44.0       57.7
  Add: Fixed Charges..................................       51.4       34.3       71.2       61.3       57.4       54.2       48.4
  Less: Capitalized interest..........................       (2.5)      (2.9)      (6.8)      (2.3)      (6.1)      (6.1)      (2.5)
       Dividend requirement on preferred
         stock........................................       (3.1)      (3.0)      (5.8)      (6.0)      (3.4)
                                                              ---        ---  ---------  ---------  ---------        ---  ---------
Earnings as adjusted..................................       90.1       81.7      132.3      178.8      105.4       92.1      103.6
                                                              ---        ---  ---------  ---------  ---------        ---  ---------
                                                              ---        ---  ---------  ---------  ---------        ---  ---------
Computation of Fixed Charges and Preferred Stock
  Dividends:
  Interest expense....................................       36.4       22.8       47.4       43.3       40.6       40.5       37.7
  Capitalized interest................................        2.5        2.9        6.8        2.3        6.1        6.1        2.5
  Interest portion of lease commitments...............        9.4        5.6       11.2        9.7        7.3        7.6        8.2
  Preferred stock dividend requirement (2)............        3.1        3.0        5.8        6.0        3.4
                                                              ---        ---  ---------  ---------  ---------        ---  ---------
Total Fixed Charges...................................       51.4       34.3       71.2       61.3       57.4       54.2       48.4
                                                              ---        ---  ---------  ---------  ---------        ---  ---------
                                                              ---        ---  ---------  ---------  ---------        ---  ---------
Ratio of Earnings to Fixed Charges and Preferred Stock
Dividends (1).........................................        1.8        2.4        1.9        2.9        1.8        1.7        2.1
                                                              ---        ---  ---------  ---------  ---------        ---  ---------
                                                              ---        ---  ---------  ---------  ---------        ---  ---------

------------------------

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings as adjusted" consist of income before income taxes after adding certain fixed charges as noted above. "Fixed charges" consist of interest expense, amortization of debt discount, a portion of rent expense representative of the interest factor and the preferred stock dividend requirement.

(2) The preferred stock dividend requirement has been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements as preferred stock dividends are not deductible for income tax purposes.